UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 14, 2012
PUNCHLINE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-146934	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
736 Bay Street, Suite 1205, Toronto, Ontario, Canada		M5G 2M4
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(416) 619-0611
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 14, 2012, we received a resignation from Michael Thiessen. Mr. Thiessen resigned as president, chief executive officer, secretary, treasurer and as a director of our company. His resignation was not the result of any disagreements with our company regarding its operations, policies, practices or otherwise.

Concurrently with Mr. Thiessen’s resignation, we appointed Ramzan Savji as president, chief executive officer, secretary, treasurer and as a member to our board of directors, effective August 14, 2012.

Item 1.01	Entry into Material Definitive Agreement

On August 15, 2012, we entered into a consulting agreement with Ramzan Savji, whereby Mr. Savji has agreed to provide services as chief executive officer and president of our company, for a period ending August 15, 2013. In consideration for agreeing to provide such services, we had agreed to pay Mr. Savji a salary of $2,500 per month during the term of the consulting agreement. In addition, we will pay $7,500 as an initial payment for the first three (3) months of services performed by Mr. Savji. The consulting agreement can be terminated by providing at least thirty (30) days prior written notice to the other party.

The description of the consulting agreement contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copy of the consulting agreement is attached hereto as an exhibit, and which is incorporated herein by reference.

Ramzan Savji

Ramzan Savji has more than 30 years of experience in the banking and business sector. He has studied Banking and Business Administration in Germany and was employed with the Deutsche Bank A.G., Munich, Germany in their letters of credit department from June 1971 to August 1974. He then became the Area Representative for Societe Generale, the French & International Bank from May 1988 to April 1995. He covered Kenya, Uganda, Tanzania, Rwanda, Burundi and Malawi. He was responsible for building up and enhancing correspondent banking relationships between Societe Generale and the banks domiciled in the above countries. He was also responsible for lobbying and promoting business for the French companies and arranging short, medium and long term lines of credit for project financing for both, the Public Sector as well the Private Sector

In August 2000, Mr. Savji incorporated Telecommunications Supply Line Ltd., a telecommunications installation and networking material supplier in Kenya, wherein he managed the company on a day-to-day basis for over a period of ten years.

From December 1993 to December 1996, Mr. Savji has been a Member of the Board of Governors of the Aga Khan Hospital in Nairobi, Kenya

Since October 2011, Mr. Savji has been the vice president, secretary and a member to the board of directors of Toron, Inc., a mineral exploration company located in Montreal, Quebec, Canada. His primary duties and responsibilities include assisting the president with the day-to-day operations of the company.

We appointed Mr. Savji as our sole officer and director of our company due to his financial background and his ability to manage startup companies.

Our board of directors consists solely of Ramzan Savji. There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions, in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related persons had or will have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits
10.1	Consulting Agreement with Ramzan Savji dated August 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUNCHLINE ENTERTAINMENT, INC.
/s/ Ramzan Savji
Ramzan Savji
President and Director

Date:	August 17, 2012

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